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                                                                    EXHIBIT 24.2

     I, Ann C. Mule', Assistant General Counsel and Corporate Secretary of Sunoco, Inc., hereby certify that the following is a true, correct and complete copy of a resolution adopted at a meeting of the Board of Directors of Sunoco, Inc., duly called and held on November 2, 2000 at which a quorum was present and acting throughout, and that no action has been taken to rescind or amend said resolution and that the same is now in full force and effect:

           RESOLVED, That the Sunoco, Inc. Savings Restoration Plan (the "Plan") is approved in the form attached to this resolution as "Exhibit SRP," with such amendments or modifications as may be approved by the Chairman, Chief Executive Officer and President, and the Vice President, Human Resources and Public Affairs; and

           FURTHER RESOLVED, That subject to the authorization of the Compensation Committee, the Chairman, Chief Executive Officer and President, or the Vice President, Human Resources and Public Affairs, or their delegates are authorized and directed to sign, in the name of and on behalf of this Corporation, agreements and amendments thereto evidencing deferred compensation obligations and other related interests, and any other agreements, notes or instruments of any kind whatsoever, and to take such other action as the Compensation Committee may authorize or direct; and

           FURTHER RESOLVED, That the Chairman, Chief Executive Officer and President, the Vice President and Chief Financial Officer, and the Comptroller are authorized to sign and file with the Securities and Exchange Commission a registration statement, and amendments or supplements thereto, registering deferred compensation obligations and other related interests to be issued in accordance with the Plan, and to take such further action to register or qualify the offer, sale and issuance of the foregoing interests in accordance with the securities laws and regulations of any state or foreign country as may be required; and
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           FURTHER RESOLVED, That the Chairman, Chief Executive Officer and
        President, the Vice President, Human Resources and Public Affairs, of the Corporation, and any respective delegate thereof (each such officer and/or delegate being an "Authorized Officer") be, and each hereby is, authorized, empowered and directed, on behalf of the Corporation and in its name, to do all acts and things whatsoever as may be in any way necessary or desirable in order to effectuate or carry out the purposes and intent of the foregoing resolutions.


                                                   /s/ Ann C. Mule'
                                                   ----------------
                                                   Ann C. Mule'
                                                   Assistant General Counsel and
                                                   Corporate Secretary

Philadelphia, PA
November 6, 2000                                   [CORPORATE SEAL]